Exhibit 10.53

100% CoC Acceleration on Double Trigger - Tod Nielsen

ADDENDUM

TO

STOCK OPTION AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the “Option Agreement”) by and between Borland Software Corporation (the “Corporation”) and Tod Nielsen (“Optionee”) evidencing the stock option (the “Option”) granted to Optionee under the terms of the Corporation’s 2003 Supplemental Stock Option Plan, and such provisions are effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

SPECIAL ACCELERATION

1. To the extent, in connection with a Change in Control, the Option is assumed or replaced with a substitute option or otherwise continued in effect, the Option (or such substitute option) shall not have any vesting acceleration to any extent upon the occurrence of that Change in Control, and the Option (or such substitute option) shall accordingly continue, over Optionee’s period of Service after the Change in Control, to become vested and exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement.

2. To the extent, in connection with a Hostile Take-Over, the Option is assumed or replaced with a substitute option or otherwise continued in effect, the Option (or such substitute option) shall not have any vesting acceleration to any extent upon the occurrence of that Hostile Take-Over, and the Option (or such substitute option) shall accordingly continue, over Optionee’s period of Service after the Hostile Take-Over, to become vested and exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement.

3. If, in connection with a Change in Control or a Hostile Take-Over, the Option is not assumed or replaced with a substitute option or otherwise continued in effect, and, instead the Option will terminate at the effective date of the Change in Control or Hostile Take-Over, then one hundred percent (100%) of the unvested shares subject to the Option shall automatically accelerate vesting and become fully exercisable immediately prior to and contingent on the effective date of the Change in Control or Hostile Take-Over and the Option may be exercised for any or all of those accelerated Option Shares (or other securities) as fully-vested shares, together with any other Option Shares (or other securities) for which the Option has already become vested and exercisable in accordance with the normal Vesting Schedule immediately prior to the Change in Control or Hostile Take-Over.

4. If Optionee’s Service is terminated as a result of an Involuntary Termination during the Change in Control Period, then one hundred percent (100%) of the unvested shares under the Option (or such substitute option), shall automatically accelerate vesting as of the Termination Date and the Option (or substitute option) may be exercised for any or all of those accelerated Option Shares (or other securities) as fully-vested shares, together with any other Option Shares (or other securities) for which the Option has already become vested and exercisable in accordance with the normal Vesting Schedule.

5. For purposes of this Addendum, the following definitions shall be in effect:

(a) Change in Control Period. “Change in Control Period” means either the period (i) beginning two (2) months prior to the date of a Change in Control and ending twelve (12) months after the date of a Change in Control, or (ii) beginning two (2) months prior to the date of a Hostile Takeover and ending twelve (12) months after the date of a Hostile Takeover.

(b) Constructively Terminated. “Constructively Terminated” means (i) any significant reduction or diminution (except temporarily during any period of disability) in Optionee’s titles or positions or any material diminution in Optionee’s authority, duties or responsibilities with the Company which is made without the Optionee’s consent; (ii) a material breach of Optionee’s employment agreement with the Company, as amended, dated November 1, 2005, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Optionee; or (iii) the failure to nominate Optionee to the Board at any time after the commencement of Optionee’s employment with the Company or the removal of Optionee there from.

(c) Hostile Take-Over. “Hostile Take-Over” means a change in ownership or control of the Corporation effected through either of the following transactions:

(i) a change in the composition of the Board such that the following individuals cease for any reason to constitute a majority of the Board then serving: individuals who, on the date hereof, constitute the members of the Board and any new Board member (other than a Board member whose initial assumption of office is in connection with an actual or threatened election contest, including (but not limited to) a consent solicitation, relating to the election of Board members) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the Board members then still in office who either were Board members on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended, or

(ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than thirty percent (30%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

(d) Involuntary Termination. “Involuntary Termination” means (i) any termination of Optionee by the Corporation which is not effected for Misconduct; (ii) any purported termination of Optionee by the Corporation which is effected for Misconduct but for which the grounds relied upon are not valid; (iii) Optionee is otherwise Constructively Terminated; (iv) the Optionee ceases to be the President and Chief Executive Officer of the new successor entity after a Change in Control or Hostile Takeover; or (v) the failure of the Corporation to obtain the assumption of this Addendum by any successors of the Corporation.

(e) Termination Date. “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other.

IN WITNESS WHEREOF, Borland Software Corporation has caused this Addendum to be executed by its duly authorized officer as of the Effective Date specified below.

BORLAND SOFTWARE CORPORATION:	EXECUTIVE:

(Signature)	(Signature)
By:	By:	Tod Nielsen
Title:	Title:	President & Chief Executive Officer

EFFECTIVE DATE: